EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated February 18, 2026, with respect to the consolidated financial statements of Western Midstream Partners, LP, and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading Experts in the prospectus.

/s/ KPMG LLP
Houston, Texas
July 28, 2026